Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Kite and Daniel R. Sink, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement (the “Registration Statement”) relating to the offer and sale by Kite Realty Group Trust (the “Company”) of up to $500,000,000 of the Company’s common shares, preferred shares, depositary shares, warrants or rights or any Registration Statement relating to the Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ John A. Kite	Chief Executive Officer, President	August 15, 2005
John A. Kite	and Trustee (Principal Executive Officer)
/s/ Daniel R. Sink	Chief Financial Officer	August 15, 2005
Daniel R. Sink	(Principal Financial and Accounting Officer)
/s/ Alvin E. Kite, Jr.	Chairman of the Board of Trustees	August 15, 2005
Alvin E. Kite, Jr.
/s/ William E. Bindley	Trustee	August 4, 2005
William E. Bindley
/s/ Richard A. Cosier	Trustee	August 4, 2005
Richard A. Cosier
/s/ Eugene Golub	Trustee	August 4, 2005
Eugene Golub
/s/ Gerald L. Moss	Trustee	August 15, 2005
Gerald L. Moss
/s/ Michael L. Smith	Trustee	August 15, 2005
Michael L. Smith